Exhibit (n)(2)

KEYSTONE MUTUAL FUNDS

Amended Multiple Class Plan Pursuant to Rule 18f-3

I.           Introduction

Each of the funds listed below (each a "Fund"), each a portfolio of Keystone Mutual Funds (the "Company"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") in offering multiple classes of shares in each Fund:

Keystone Large Cap Growth Fund

This Plan is intended to allow the Fund to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the 1940 Act, subject to the requirements and conditions imposed by the Rule and sets forth the general characteristics of, and the general conditions under which the Fund may offer, multiple classes of shares of its now existing and hereafter created portfolios.

This Plan sets forth the differences among classes of shares of the Fund, including distribution arrangements, shareholder services, expense allocations and voting rights.

II.            Class Designations

The Fund may from time to time issue one or more of the following classes of shares: Class A shares, Class C shares, and Class I shares. Each of the three classes of shares will represent interests in the same portfolio of investments of the Fund and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the prospectus or statement of additional information through which such shares are issued, as from time to time in effect (the "Prospectus").

Class A shares are offered at a public offering price that is equal to their net asset value ("NAV") plus an initial sales charge, as set forth in the Prospectus. Class A shares may also be subject to a Rule 12b-1 fee, which may include a service fee as described in the Prospectus.

Class C shares are offered at their NAV, without an initial sales charge, and may be subject to a CDSC and a Rule 12b-1 fee, which may include a service fee, as described in the Prospectus.

Class I shares are offered at their NAV and may be subject to an initial sales charge, as set forth in the Prospectus.  Class I shares will not be subject to  Rule 12b-1 fee.

The initial sales charge on Class A shares and Class I shares, and CDSC on Class C shares, are each subject to reduction or waiver as permitted by the Act, and as described in the Prospectus.

III.           Allocations to Each Class

A. Distribution fees and service fees relating to the respective classes of shares, as set forth in the Prospectus, shall be borne exclusively by the classes of shares to which they relate.

B. Except as set forth in A above, expenses of the Fund shall be borne at the Fund level and shall not be allocated on a class basis.

Unless and until this Plan is amended to provide otherwise, the methodology and procedures for allocating income, realized gains and losses, unrealized appreciation and depreciation, and Fund-wide expenses shall be based on the net assets of each class in relation to the net assets of the Company ("relative net assets") as set forth in Rule 18f-3(c)(1)(i).

The foregoing allocations shall in all cases be made in a manner consistent with Revenue Procedure 96-47 (Internal Revenue Code, Section 562) of the Internal Revenue Service.

IV.   Amendment; Periodic Review

A. New Funds and New Classes. With respect to any new portfolio of the Company created after the date of this Plan and any new class of shares of the existing Fund created after the date of this Plan, the Board of Trustees of the Company shall approve amendments to this Plan setting forth the attributes of the classes of shares of such new portfolio or of such new class of shares.

B. Material Amendments and Periodic Reviews. The Trustees of the Company, including a majority of the independent trustees, shall periodically review this Plan for its continued appropriateness and shall approve any material amendment of this Plan as it relates to any class of any Fund covered by this Plan.

On an ongoing basis, the Trustees will monitor the Fund for the existence of any material conflicts among the interests of the three classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement by the Fund's investment adviser of expenses to guard against cross-subsidization between classes. The Trustees, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Fund's investment adviser, at its own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

The Fund's investment adviser and its distributor will be responsible for reporting any potential or existing conflicts among the three classes of shares to the Trustees. In addition, the Trustees will receive quarterly and annual statements concerning distributions and shareholder servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-l. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares shall be used to justify any distribution or service fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the independent Trustees in the exercise of their fiduciary duties.

Initial Effective Date: July 8, 2006

Effective Date of Amended Plan: August 20, 2009